Exhibit B-1



               CAPACITY USE AND SERVICE AGREEMENT

                              AMONG

                  ENTERGY TECHNOLOGIES COMPANY

                               AND

                 ARKANSAS POWER & LIGHT COMPANY
                  GULF STATES UTILITIES COMPANY
                 LOUISIANA POWER & LIGHT COMPANY
                MISSISSIPPI POWER & LIGHT COMPANY
                 NEW ORLEANS PUBLIC SERVICE INC.
                  SYSTEM ENERGY RESOURCES, INC.
                     ENTERGY SERVICES, INC.














                                 Dated as of _____________, 1995

                              INDEX
    ARTICLE                                             PAGE

 1.  Definitions                                           2

 2.  Agreement as to Use of Available Capacity             5

 3.  Services                                              7

 4.  Payment Obligations                                   9

 5.  Interruptions in Use                                 11

 6.  Insurance                                            11

 7.  ETC Rights and Responsibilities                      12

 8.  Indemnification; Disclaimer of Warranties            12

 9.  Termination Events                                   13

10.  Confidentiality                                      13

11.  Miscellaneous Provisions                             14

12.  No Third Party Beneficiaries                         15

13.  Headings                                             15

14.  Counterparts                                         15

15.  Assignability                                        15

16.  Independent Contractors                              16

17.  Additional Actions and Documents                     16

18.  Consents; Waivers                                    16

19.  Signatures                                      16 - 17

Appendix A - Capacity Designation Form

Appendix B - Notices

               CAPACITY USE AND SERVICE AGREEMENT


     This Agreement is made effective this ___ day of ___________, 1995, by and among Entergy Technologies Company ("ETC") and Arkansas Power & Light Company ("AP&L"), Gulf States Utilities Company ("GSU"), Louisiana Power & Light Company ("LP&L"), Mississippi Power & Light Company ("MP&L"), New Orleans Public Service Inc. ("NOPSI") (AP&L, GSU, LP&L, MP&L, and NOPSI sometimes being referred to herein, collectively, as the "System Operating Companies," and each individually as a "System Operating Company"), System Energy Resources, Inc. ("SERI"), and Entergy Services, Inc. ("ESI").

                      W I T N E S S E T H

     WHEREAS, the System Operating Companies, SERI and ESI, for itself and in its capacity as agent for the System Operating Companies and SERI (all of the foregoing being referred to herein collectively as the "Owners," and each individually as an "Owner"), own and operate the component parts of the Backbone System (as hereinafter defined); and

     WHEREAS, the Owners propose to make available to ETC capacity of the Backbone System not currently needed for use by the System Operating Companies, SERI or ESI; and

     WHEREAS, ETC proposes, among other things, to take and pay for such capacity and to provide "long haul" or "carrier of carriers" telecommunications services by making such capacity commercially available to third parties; and

     WHEREAS, in connection with making such unused capacity available to ETC, the Owners and ESI, in its capacity as operator of the Backbone System on behalf of the Owners (the "Operator"), are willing to provide, and ETC desires to receive and is willing to pay for, certain ancillary operations and maintenance services.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, and subject to the terms and conditions contained herein, the parties hereby agree as follows:

1.   DEFINITIONS

     As used herein the following terms shall have the following meanings, unless the context otherwise requires:

     1.1  "Agreement" means this Capacity Use and Service
     Agreement, including the Appendices annexed hereto, as in effect from time to time, and any amendment thereof.


     1.2 "Available Capacity" means the amount of bandwidth in increments of three DS-3 Channels designated as available to ETC by the Network Management Team pursuant to Section 2.2 of Article 2 hereof.

     1.3 "Backbone System" or "Network" means that portion of the Owners' telecommunications network, that connects the Owners' four major and eight minor telecommunication hubs, together with the associated high capacity digital technology, such as its synchronous optical network and synchronous digital microwave systems, and any future extensions thereof and modifications, changes and additions thereto.

     1.4 "Business Day" means a day which is not a Saturday, Sunday or holiday observed by Entergy
     Corporation or any affiliate thereof, and which is not a day when banking institutions are authorized to be closed in the cities of New Orleans, Louisiana, Little
     Rock, Arkansas, or New York, New York.

     1.5 "Capacity" means the total Channel capabilities of each electronically lighted Segment between any two terminating points on the Network.

     1.6  "Capacity Use Charge" has the meaning set forth in
     Section 4.1 of Article 4 hereof.

     1.7 "Channel" means a two point electronically lighted channel for the simultaneous two-way transmission of asynchronous serial bipolar data at some specified minimal rate.

     1.8 "Costs" has the meaning set forth in Section 4.1.1 and 4.1.2 of Article 4 hereof.

     1.9  "DS-1 Signal" or "DS-1 Channel" means a two point
     Channel for the simultaneous two-way transmission of asynchronous serial bipolar data at a minimal rate of
     1.544 megabits per second ("mbs"). A DS-1 Channel is made up of 24 individual 64 kilobits per second
     ("kbs")circuits.

     1.10  "DS-3 Signal" or "DS-3 Channel" means a two point
     Channel for the simultaneous two-way transmission of asynchronous serial bipolar data at a minimal rate of
     44.736 mbs. A DS-3 Channel is made up of 672 individual 64 kbs circuits.

     1.11 "Emergency Restoration" means a method of telecommunications restoration whereby, in the event of an unexpected loss of a primary route or Channel, priority telecommunications traffic will be transferred to available and uncommitted capacity over an alternate route or Channel.

     1.12  "Entergy System" means Entergy Corporation, a
     Delaware corporation, and its various direct and indirect subsidiaries, which, as of the date of this Agreement, include but are not limited to each of the parties hereto.

     1.13  "Facilities Charge" has the meaning set forth in
     Section 4.1.1 of Article 4 hereof.

     1.14  "Force Majeure Event" means an event or
     circumstance reasonably beyond the control of a party, including but not limited to acts of God; acts of war;
     civil commotion; riot; strike; lockout; acts under color of governmental authority (either sovereign or contractual) or orders, regulations or statutes promulgated by governments, governmental agencies or instrumentalities, or courts; fires; floods;
     earthquakes; storms and other natural catastrophes;
     perturbations in telecommunications transmission; and the inability to obtain suitable equipment or components thereof.

     1.15 "Full-time" means twenty-four (24) hours per day, seven (7) days per week.

     1.16  "Interruption" has the meaning set forth in
     Section 5.1 of Article 5 hereof.

     1.17 "Network Performance Standards" are those performance standards for operating the Network established by the Owners and the Operator and agreed to by ETC.

     1.18  "Network" has the meaning set forth in Section
     1.3 hereof.

     1.19 "Network Management" means the deployment and coordination of resources within the Entergy System to plan, analyze, evaluate, design, expand, operate and administer the Network in order to meet service level objectives and Network Performance Standards at all times at a reasonable cost.

     1.20 "Network Management Center" means the primary location for the implementation of Network Management services, which shall be designated by the Operator to ETC in writing.

     1.21 "Network Management Team" means the team, consisting of designated employees of ESI, responsible for Network Management.

     1.22  "O&M Charge" has the meaning set forth in Section
     4.1.2 of Article 4 hereof.

     1.23 "Operating Procedures" means the procedures for operating the Network agreed upon by the parties hereto.

     1.24 "Segment" means a fiber-optic segment between two terminating points within the Network that is installed and is electronically lighted and operational at a level that meets the Network Performance Standards.
     The Segments shall be designated by the Operator from time to time in a Capacity Designation Schedule as set forth in Appendix A hereto.

     1.25 "Telecommunications Facilities" means the hardware, software and supporting facilities, equipment and property that comprise the Network, including but not limited to buildings, towers, antennas, microwave radios, cables, generators, battery systems, chargers, multiplexers, jackfields, and channel service units, whether owned by a company within the Entergy System or owned by third parties but subject to agreements permitting the use thereof by any Entergy System company.

     1.26 "Use Commencement Date" means the first date that Available Capacity is offered to and accepted by ETC pursuant to this Agreement.


2.   AGREEMENT AS TO USE OF AVAILABLE CAPACITY

     2.1 Subject to the terms and conditions of this Agreement, the Owners and the Operator agree to make available for use by ETC such capacity on the Backbone
     System as shall be designated pursuant to Section 2.2 hereof by the Network Management Team as Available
     Capacity, and ETC agrees to take and pay for such Available Capacity.

     2.2 As soon as reasonably possible after the execution and delivery of this Agreement and thereafter not less frequently than once per year, on or prior to June 30 of each year, or more frequently if deemed appropriate by the Owners and the Operator, each Owner shall submit or cause to be submitted to the Network Management Team a schedule in substantially the form of Appendix A hereto, designating (i) the amount of bandwidth in increments of three DS-3 Channels on a Segment-by-Segment basis, that is not currently required to support the Owners' internal utility telecommunications requirements and (ii) the period or periods during which such bandwidth is not expected to be required for such purposes. The Network Management Team shall consolidate such data and eliminate redundancy as it deems appropriate and shall promptly submit to ETC a Capacity Designation Schedule substantially in the form of said Appendix A that designates the amount of bandwidth, in increments of three DS-3 Channels on a Segment-by-Segment basis throughout the Network, that is available for a period of not less than three years ("Available Capacity") and the period or periods from and after the date of said schedule during which such Available Capacity is expected to continue to be available.

     2.3 ETC shall take and pay for the Available Capacity and shall have the exclusive right to commercialize all of the Available Capacity along each Segment of the Network by marketing the same in the long-haul carrier of carriers market to third parties (which, subject to applicable statutes, ordinances and/or regulations, may include direct or indirect non-utility subsidiaries of Entergy Corporation); provided, however, that the commercialization of such Available Capacity shall not
     (i) exceed the amount and the term of availability thereof, (ii) affect the amount of Capacity reserved by the Owners or the Operator or the Owners' or Operator's use thereof or (iii) subject the Owners or the Operator to regulation by state or local governments or agencies thereof as a telecommunications utility or common carrier. ETC shall have the right to enter into agreements authorizing third parties to use Available Capacity for any lawful purpose. ETC shall include in each such agreement a declaration that ETC's and such third parties' right to use Capacity may not (i) affect the amount of Capacity reserved by the Owner or the Operator or the Owners' or Operator's use thereof or
     (ii) subject the Owners or the Operator to regulation by state or local governments or agencies thereof as a telecommunications utility or common carrier.

     2.4 ETC and one or more of the Owners may also enter into agreements from time to time under which ETC shall have the right to commercialize Capacity on any Segment of the Network that the respective Owner(s) determine(s) will not be used for utility purposes during the ensuing three years. Any such agreement shall be in writing and shall be considered to be an amendment to, and shall otherwise be governed by the terms (including without limitation the payment obligation terms) of, this Agreement.

     2.5 Notwithstanding any other provisions of this Agreement, each Owner and the Operator shall have the right, upon 90 days' written notice to ETC, to regain the use of all or a portion of the Capacity on any Segment of the Network theretofore made available to ETC pursuant to this Agreement, provided that (a) the use of such Capacity is needed for a valid electric or gas utility purpose, (b) the Owners and the Operator shall have made reasonable efforts to find alternate telecommunications capacity to meet the need for such Capacity and (c) the lack of such Capacity will have a meaningful adverse effect on the utility operations of any of the Owners or the Operator. Any such Capacity regained by an Owner or the Operator from ETC pursuant to this Section 2.5 shall immediately cease to be Available Capacity for the purposes of this Agreement. At ETC's option, it may provide, at its own expense, alternate equivalent telecommunications capacity in lieu of returning Capacity to an Owner or the Operator pursuant to this Section 2.5. Regardless of whether ETC returns Capacity to an Operating Company or provides alternate telecommunications capacity at ETC's expense in lieu thereof, ETC shall have no obligation to pay to any Owner a Facilities Charge or O&M Charge with respect to Capacity that shall no longer be Available Capacity or for which ETC has provided alternate telecommunications capacity.

     2.6 The Owners and ESI shall not be entitled, without ETC's consent, to designate as Additional Capacity hereunder any Capacity on the Network not existing or contemplated on the date of this Agreement, which results from technological improvements or enhancements to the Network made otherwise than for reasonable utility purposes.

     2.7  It is the intent of the parties that Available
     Capacity under this Agreement shall be made available by the Owners to ETC and by ETC to its customers on a "private carrier" basis.

     2.8 Anything in this Agreement to the contrary notwithstanding, ETC expressly acknowledges and agrees that each Owner shall continue to exercise licensee control of its Telecommunications Facilities that are subject to this Agreement and be responsible therefor under applicable laws and governmental rules and regulations. ETC further agrees that its use of Available Capacity hereunder shall be in accordance with applicable laws and governmental rules and regulations.

3.   SERVICES

     3.1 Services provided by Owner or Operator. Subject to the terms and conditions of this Agreement, each Owner agrees to perform the following services in respect of its portion of the Backbone System, the costs and expenses of which services shall be borne and paid for as provided in Article 4 hereof.

          3.1.1  Each Owner and/or the Operator shall
     provide or cause to be provided the installation and operation of all Telecommunications Facilities, electronic equipment and fiber-optic cable required for the efficient and effective operation of its portion of the Network. Installation shall include, but not be limited to, the procurement and installation of cable and equipment, regardless of type, required at a telecommunications facility, together with the labor and materials required to support this function. Operation of such facilities and equipment shall be conducted in accordance with the procedures set forth in the Network Operations Manual.

          3.1.2 The Owners and the Operator shall provide or cause to be provided the maintenance and repair of all Telecommunications Facilities, comprising their respective portions of the Network and, in accordance with existing arrangements between the Owner and the Operator, the Operator's portion of the Network, so as to enable the Network to be and remain in good and usable condition at all times at a level that meets or exceeds the Network Performance Standards. Provision of maintenance shall be both in the form of (a) preventive maintenance in accordance with manufacturer recommendations and the Statement of Technical Standards and (b) corrective maintenance, including the removal of any broken equipment, forwarding the same to the appropriate vendor for repair, testing upon return, and reinstallation in, or re-entry into the spare inventory of, the Network.

          3.1.3 Each Owner and ESI shall replace or cause to be replaced Telecommunications Facilities for which it has ownership or responsibility, that have been damaged or that have deteriorated due to normal usage, in order to maintain the Network in working order at a standard meets or exceeds the applicable Network
     Performance Standards.

          3.1.4 Each Owner and the Operator shall provide to ETC, or its designated representative, access to all Telecommunications Facilities comprising such Owner's or the Operator's portion of the Network, for the purpose of routine inspections and audits to verify compliance with established standards and practices set forth in the Statement of Technical Standards and the Network Operations Manual.

          3.1.5 Each Owner and the Operator shall provide the Available Capacity on its portion of the Network on a Full-time basis using personnel that meet the training and certification requirements outlined in the Network Operations Manual.

          3.1.6  Each Owner and the Operator agrees to
     install, construct, operate and maintain such additions and upgrades to the Network as ETC may reasonably request, provided that ETC is not in default of its obligations hereunder, and further provided that ETC shall reimburse such Owner and/or the Operator within 30 days of receipt of a bill therefor for the full cost of all such additions and upgrades plus 5% on an "as built" basis.

     3.2  Services Provided by Operator

          3.2.1  In accordance with the Statement of
     Technical Standards, the Network Operations Manual and the Network Management and Operation Center Services
     Manual, the Operator shall provide procurement, system planning, engineering and design services, Network management services, Network performance analysis services, and quality assurance and standards compliance audits for all Telecommunications
     Facilities, subject to this Agreement, so as to ensure the reliability and availability of the Available
     Capacity.

          3.2.2 The Operator shall provide and maintain a Network Management and Operations Center ("Center") that will provide Network monitoring services on a Full-time basis. The Center shall be staffed by personnel meeting the standards and certifications set forth in the Network Operations Manual and the Network
     Management and Operations Center Services Manual.

          3.2.3  The Operator shall provide overall
     restoration supervision and coordination between
     Operator and ETC.  In the event of an Emergency
     Restoration, Operator shall have sole discretion to determine whether capacity on any alternate route is available or committed.

          3.2.4 The Operator shall provide the engineering and design, procurement and Network Management services for such additions and upgrades to the Network as ETC may reasonably request; provided that ETC is not in default of its obligations hereunder and provided, further, that ETC shall reimburse ESI within 30 days of receipt of a bill therefor for the full cost of all such services plus 5% on an "as provided" basis.

     3.3  Services Provided by ETC.

          3.3.1  ETC agrees to make available to the
     Operator and the Owners alternate routing and redundancy support for the Network to the extent available from ETC and not in conflict with ETC's customer contracts.

4.   PAYMENT OBLIGATIONS

     4.1 ETC agrees to pay each Owner and the Operator, monthly in arrears, pursuant to invoices rendered on or before the 15th day of each month for the preceding month, which shall be paid by ETC on or before the close of business on the tenth Business Day after the receipt thereof, a Capacity Use Charge in an amount equal to the Facilities Charge plus the O&M Charge in respect of the Available Capacity provided by such Owner or ESI, multiplied by a factor of 1.05 [i.e., Use Charge = (Facilities Charge + O&M Charge) x 1.05].

          4.1.1 The Facilities Charge shall be a monthly charge calculated by determining the ratio of Available Capacity to the total Capacity of the Network, on a Segment-by-Segment basis and multiplying the result by
     (i) an amount that is equal to the fully allocated costs of the electronically lighted fiber-optic cable comprising the Backbone System and (ii) an amount that is equal to the aggregate costs of the Telecommunications Facilities other than fiber-optic cable, comprising the Backbone System, in each case which normally would be included in a revenue requirement calculation for ratemaking purposes. The resulting allocated cost determined by adding the results of calculation (i) and (ii) in the preceding sentence will be used to calculate a monthly revenue requirement, which amount shall be the Facilities Charge.

          4.1.2 The O&M Charge shall be a monthly charge calculated, on a fully allocated basis (i.e., based on the proportion that the Available Capacity bears to the total Capacity of the asset), on the basis of the operation and maintenance costs incurred during each month by the Owners and the Operator respectively, in respect of the applicable Telecommunications Facilities. Operation and maintenance costs shall mean verifiable direct and indirect costs, including but not limited to the fixed and variable costs of operation, maintenance, administrative overhead and other costs normally expensed for accounting purposes and not included in the calculation of the Facilities Charge hereunder.

     4.2 If ETC, at its own expense, purchases and causes to be installed electronic equipment or other tangible or intangible property that enhances the capabilities of the Network, then ETC shall not incur any additional Facilities Charge in respect thereof, but shall incur only the O&M Charge (if any) with respect thereto. Any such equipment or property installed on premises owned by an Owner or the Operator shall be contributed by ETC to such Owner or the Operator, as the case may be.

     4.3 The Owners hereby designate ESI to serve as their agent for accounting, billing and collection purposes under this Agreement. Promptly after the end of each month, ESI shall calculate the Capacity Use Charge and any additional amounts payable by ETC to each Owner and to ESI in respect of the Available Capacity and shall send to ETC an invoice therefor in accordance with
     Section 4.1 of Article 4 hereof.

     4.4 ETC agrees to make payments due hereunder in accordance with Section 4.1 of Article 4 hereof.
     Payments shall be made to ESI for disbursement to the appropriate Owner and/or itself.

     4.5 In the event that any sums are not paid in full when due, a late payment charge shall accrue on the outstanding balance then due at a rate equal to the lower of 1.5% per month or the maximum lawful rate of interest that may be charged, for each month or part thereof that such payment is overdue.

5.   INTERRUPTIONS IN USE

     5.1 Any period during which Available Capacity it fails to meet the Network Performance Standards shall be deemed an "Interruption".

     5.2 The Owners and the Operator shall use their best efforts to correct any Interruption to the Network upon recognition by a party and appropriate notification to the Operator that an Interruption has occurred and is continuing; provided, however, that nothing herein shall be construed to diminish any obligation of a System Operating Company to restore electric service to its customers.

     5.3 In the event of an Interruption in the access facilities of ETC's customers or any other service provided by parties other than the parties hereto, neither the Owners nor the Operator shall have any liability to ETC or to any party to whom ETC shall have provided Available Capacity, and ETC shall continue to be liable for all payments as specified in Article 4 hereof.

     5.4 The parties hereto agree to coordinate planned outages on the Network, so that ETC shall have sufficient notice of such outages to provide alternate routes for its customers when possible, or to negotiate an outage with its customers when no alternative routing is possible.

6.    INSURANCE

     6.1 Throughout the term of this Agreement, each Owner shall insure the Telecommunications Facilities comprising the Backbone System against such risks and for such amounts and subject to such deductibles and self-insurance as is customary in the electric utility business. The Owners shall pay all premiums and other expenses for such customary coverage. Any additional insurance with respect to the Backbone System shall be obtained only upon the written request and at the sole expense of ETC. The parties agree that if any Telecommunications Facilities comprising the Backbone System are damaged, the insurance proceeds received shall be utilized for the repair or replacement thereof until it is in good working condition and the Available Capacity meets the Network Performance Standards.

7.   ETC RIGHTS AND RESPONSIBILITIES

     7.1 In connection with its use of the Available Capacity, ETC shall comply with all laws and governmental rules and regulations, both current and as may come into effect, that are applicable to the use of such Capacity. The failure of any party hereto to so comply or to obtain any necessary governmental authorization or approval that shall be necessary for ETC to use such Capacity shall not relieve ETC of its payment obligations under this Agreement; provided, however, that if a party hereto shall be unable, after having made a reasonable, good faith effort to obtain any necessary governmental approval or license or to comply with any law or governmental regulation or order necessary to exercise its rights or perform its obligations hereunder in whole or in material part, then such party shall have the right to terminate this Agreement.

8.   INDEMNIFICATION; DISCLAIMER OF WARRANTIES

     8.1 ETC agrees to indemnify and hold harmless each Owner and the Operator, and their respective affiliates, officers, directors, employees, agents and permitted assigns, from and against any and all losses, claims, damages or liabilities to which they or any of them may become subject and to reimburse each of them for any legal or other expenses (including reasonable attorneys' fees) incurred by them in connection with defending any action, suit, proceeding or governmental investigation insofar as such liabilities, actions suits, proceedings or investigations arise out of or are related to (a) ETC's use of Available Capacity or
     (b) the use by any customer of ETC of the Available
     Capacity.

     8.2 EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE OWNERS AND THE OPERATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BACKBONE SYSTEM, RIGHTS OF WAY, THE AVAILABLE CAPACITY OR ANY SERVICES OR PROPERTY FURNISHED UNDER THIS AGREEMENT, WHETHER ARISING UNDER LAW OR IN EQUITY.

     8.3 In no event shall any System Operating Company, SERI, ESI or any of them, or any affiliate, director, officer, shareholder, employee, agent, or permitted assign, of any of them, be liable, in contract, tort or otherwise, for any incidental or consequential damages of any nature arising at any time or from any cause whatsoever, including specifically but without limitation, loss of profits or revenue, loss of full or partial use of any telecommunications capacity, loss of goodwill, claims of ETC customers or other damages.

9.   TERMINATION EVENTS

     9.1 In the event of an Interruption not caused in whole or in part by ETC's own negligence or willful misconduct, for which comparable Capacity is not offered promptly by the Owners, ETC, at its option, may terminate its obligation to take and pay for Available Capacity along the applicable Segment of the Network upon five business days' notice to the party that owns such Segment.

     9.2 In the event that ETC fails to pay any amount due hereunder and such failure continues for 30 days, then the party to which such payment is due may terminate its obligations pursuant to this Agreement upon ten business days' written notice to ETC and the other parties to this Agreement.

     9.3 In the event that ETC ceases conducting business in the normal course , becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets or files voluntarily or has filed against it involuntarily a petition seeking relief under applicable bankruptcy laws, then each Owner and/or the Operator may terminate this Agreement upon ten business days' notice to ETC and to the other parties hereto.

     9.4 Nothing in this Agreement shall prevent the parties hereto from terminating this Agreement at any time by mutual consent, provided that such termination shall not relieve a party from any liability or obligation incurred hereunder prior such termination.

10.  CONFIDENTIALITY

     10.1 Subject to the exceptions set forth below, each of the parties hereto shall hold in confidence any non-public information obtained by it pursuant to the performance of the obligations required hereby or the transactions contemplated hereby, including but not limited to, information concerning technology and administrative, marketing and financial activities ("Proprietary Information"). The parties hereto acknowledge and agree that all such Proprietary Information, not otherwise known to the public, is confidential and shall not be disclosed to third persons without the prior written consent of the parties hereto, except:

          (a) to the extent necessary to comply with law or the valid order of a governmental agency or court of competent jurisdiction; provided, however, that the party making such disclosure shall seek confidential treatment of such Proprietary Information; or

          (b) as part of any normal reporting and review procedure with auditors and attorneys, or with any outside lender, or any proposed or actual successor in interest; provided, however, that prior to such disclosure, the third party to receive such disclosure shall agree to maintain the confidentiality of the Proprietary Information.

11.  MISCELLANEOUS PROVISIONS

     11.1 Term; Renewal. The initial term of this Agreement shall be five (5) years commencing on the Use Commencement Date and ending on the fifth anniversary of such date; and ETC shall have the right to renew this Agreement for an additional five (5) year term, upon giving notice thereof to the Owners and the Operator not less than ninety (90) days prior to the expiration of the initial term hereof.

     11.2 Notices. Any and all notices, demands, requests or other communications required to be given in connection with this Agreement shall be in writing and shall be directed to the person at the addresses designated on Appendix B hereto. Such notices, demands, requests or other communications may be transmitted to the receiving party by facsimile (with electronic confirmation of receipt) or other electronic means; provided that the original is sent to the receiving party by mail or courier.

     11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, regardless of the choice of law provisions thereof.

     11.4 Severability. In the event that any one or more of the provisions of this Agreement is for any reason held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired.

     11.5 Entire Agreement; Amendments; Effect of Waivers. This Agreement comprises the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may be modified, changed or amended only by an express written agreement signed by the parties hereto. The failure of any party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver of any right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

12.  NO THIRD PARTY BENEFICIARIES

     12.1 The provisions of this Agreement are for the benefit only of the parties hereto, and the parties hereto do not intend to create or to confer any benefits upon any persons, firms or entities not a party hereto, and no third party shall have the right to enforce the provisions hereof.

13.  HEADINGS

     13.1 The headings of the sections and subsections of this Agreement are for purposes of reference only and do not evidence the intentions of the parties.

14.  COUNTERPARTS

     14.1 This Agreement may be executed in multiple counterpart originals, each of which, when fully executed, shall be deemed to have the same force and effect as an original.

15.  ASSIGNABILITY

     15.1 This Agreement and the rights and obligations hereunder shall be assignable by a party hereto only with the written consent of the other parties hereto.

16.  INDEPENDENT CONTRACTORS

     16.1 The relationship of the parties pursuant to this Agreement is intended to be that of independent contractor and nothing herein shall be interpreted as creating a partnership or joint venture among the parties hereto or any of them.

17.   ADDITIONAL ACTIONS AND DOCUMENTS

     17.1 Each of the parties hereto agrees to take such actions and execute and deliver such documents and instruments as shall be found reasonably necessary or appropriate to confirm or to further implement the terms and intent of this Agreement.

18.  CONSENTS; WAIVERS

     18.1 Any consent or waiver requested pursuant hereto shall be given or withheld, in the discretion of the relevant party; provided, however, that this Agreement and the conduct of the parties hereunder shall be subject to standards of commercial reasonableness.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective corporate names by their respective representatives duly authorized thereunto effective as of the day and year first above written.

                         ENTERGY TECHNOLOGIES COMPANY


                         By:____________________________


                         ARKANSAS POWER & LIGHT COMPANY


                         By:_____________________________


                         GULF STATES UTILITIES COMPANY


                         By:______________________________


                         LOUISIANA POWER & LIGHT COMPANY


                         By:______________________________


                         MISSISSIPPI POWER & LIGHT COMPANY


                         By:______________________________


                         NEW ORLEANS PUBLIC SERVICE INC.


                         By:______________________________


                         SYSTEM ENERGY RESOURCES, INC.


                         By:_____________________________


                         ENTERGY SERVICES, INC.


                         By:_____________________________